SPRINGLEAF FINANCE CORPORATION COMPLETES OFFERING OF $300 MILLION 6.00% SENIOR NOTES DUE 2020

EVANSVILLE, INDIANA. May 29, 2013  – Springleaf Finance Corporation (the “Company”) announced today that it completed the previously announced private placement of $300 million aggregate principal amount of 6.00% senior notes due 2020 (the “Notes”). The Company intends to use the net proceeds of the offering for general corporate purposes.

The Notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" relating to the offering of the Notes and the anticipated use of net proceeds therefrom. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the private offering.. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.